As filed with the Securities and Exchange Commission on October 6, 2017

Registration No. 333-74255

Registration No. 333-87786

Registration No. 333-140781

Registration No. 333-186681

Registration No. 333-209686

Registration No. 333-216309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Registration Statement No. 333-74255
Registration Statement No. 333-87786
Registration Statement No. 333-140781
Registration Statement No. 333-186681
Registration Statement No. 333-209686
Registration Statement No. 333-216309

Atwood Oceanics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	74-1611874
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15011 Katy Freeway, Suite 800 Houston, Texas	77094
(Address of Principal Executive Offices)	(Zip Code)

Atwood Oceanics, Inc. 1996 Incentive Equity Plan

Atwood Oceanics, Inc. 2001 Stock Incentive Plan

Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan

Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan

Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan

Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan

(Full Title of the Plans)

c/o Ensco plc

Michael T. McGuinty
Senior Vice President, General Counsel and Secretary

6 Chesterfield Gardens

London, England W1J 5BQ
44 (0) 20 7659 4660

(Name, Address and Telephone Number,

Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.       ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Atwood Oceanics, Inc., a Texas corporation (“Atwood”), with the Securities and Exchange Commission (the “Commission”):

•                  Registration Statement No. 333-74255, filed with the Commission on March 11, 1999, registering 670,000 shares of Atwood common stock, par value $1.00 per share, pursuant to the Atwood Oceanics, Inc. 1996 Incentive Equity Plan;

•                  Registration Statement No. 333-87786, filed with the Commission on May 8, 2002, registering 1,000,000 shares of Atwood common stock, par value $1.00 per share, pursuant to the Atwood Oceanics, Inc. 2001 Stock Incentive Plan;

•                  Registration Statement No. 333-140781, filed with the Commission on February 20, 2007, registering 2,000,000 shares of Atwood common stock and the associated Series A Junior Participating Preferred Stock purchase rights, par value $1.00 per share (including the associated Series A Junior Participating Preferred Stock purchase rights), pursuant to the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan;

•                  Registration Statement No. 333-186681, filed with the Commission on February 14, 2013, registering 2,200,000 shares of Atwood common stock, par value $1.00 per share, pursuant to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan;

•                  Registration Statement No. 333-209686, filed with the Commission on February 24, 2016, registering an additional 2,300,000 shares of Atwood common stock, par value $1.00 per share, pursuant to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan; and

•                  Registration Statement No. 333-216309, filed with the Commission on February 28, 2017, registering an additional 550,000 shares of Atwood common stock, par value $1.00 per share, pursuant to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan.

Effective October 6, 2017, pursuant to the Agreement and Plan of Merger, dated as of May 29, 2017  (the “Merger Agreement”), by and among Atwood, Ensco plc, a public limited company organized under the laws of England and Wales (“Ensco”), and Echo Merger Sub LLC, a Texas limited liability company (“Merger Sub”), Merger Sub merged with and into Atwood (the “Merger”), with Atwood continuing to survive as a wholly owned subsidiary of Ensco.  Each outstanding share of Atwood common stock, par value $1.00 per share, was converted into the right to receive 1.60 Ensco Class A ordinary shares, nominal value $0.10 per share.

As a result of the Merger, Atwood hereby terminates the effectiveness of the Registration Statements, and in accordance with undertakings made by Atwood in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Atwood hereby removes from registration all of such securities of Atwood registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on October 6, 2017.

ATWOOD OCEANICS, INC.

By:	/s/ Colleen Grable
Name: Colleen Grable
Title: Vice President and Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

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